Consent of Independent Registered Public Accounting Firm




The Board of Trustees
Clearwater Investment Trust:

We consent to the use of our report incorporated by reference herein and to the references to our Firm under the headings FINANCIAL HIGHLIGHTS in Part A and Independent Registered Public Accounting Firm in Part B of the Registration Statement.






Minneapolis, Minnesota
March 1, 2005